Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 1, 2018
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR END RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, February 1, 2018 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2017.  Beneficial recorded a net loss of $3.3 million and net income of $23.9 million, or ($0.05) and $0.32 per diluted share, for the quarter and year ended December 31, 2017, respectively, compared to net income of $7.6 million and $25.5 million, or $0.10 and $0.34 per diluted share, for the quarter and year ended December 31, 2016.  Net income for the quarter and year ended December 31, 2017 included a one- time $13.1 million charge, or $0.18 per diluted share, of additional income tax expense related to the enactment of H.R. 1 (originally known as the “Tax Cuts and Jobs Act”) and its impact on the re-measurement of our net deferred tax assets due to the reduction in the corporate income tax rate to 21% from 35%.  Net income for year ended December 31, 2016 included $8.8 million of merger and restructuring charges related to the acquisition of Conestoga Bank (“Conestoga”) and the Bank’s April 2016 expense management reduction program.

On January 25, 2018, the Company declared its seventh consecutive quarterly cash dividend of $0.06 per share.  Additionally, the Company declared a special dividend of $0.25 per share given our high capital levels and expected benefit to future earnings as a result of the Tax Reform Act.  Both dividends will be payable on or after February 15, 2018, to common shareholders of record at the close of business on February 5, 2018.

Highlights for the quarter and year ended December 31, 2017, are as follows:

•                                          Net interest income increased $5.1 million and $19.0 million, or 12.7% and 12.6%, respectively, for the quarter and year ended December 31, 2017, compared to the same periods in the prior year primarily due to the Conestoga acquisition and organic growth in our loan portfolio.

•                                          During the year ended December 31, 2017, both our commercial loan portfolio and residential loan portfolio increased $93.4 million, or 3.8%, and $49.1 million, or 5.5%, respectively.

•                                          During the quarter and year ended December 31, 2017, the Company recorded a $245 thousand and a $1.6 million net gain on the sale of $3.0 million and $17.8 million of the guaranteed portion of SBA loans, respectively.

•                                          Charge-offs continue to remain low. Net charge-offs for the  year ended December 31, 2017 totaled $3.1 million, or 8 basis points of average loans, compared to net charge-offs of $2.7 million, or 8 basis points of average loans, in the same period in the 2016.

•                                          Following the passage of H.R. 1 and the anticipated savings from lower future taxes, we announced a special $1,000 bonus paid to over 600 employees and enhanced our medical coverage to our entire employee base.  We also evaluated the compensation of our hourly employees and raised our minimum hourly rate to $14.00.

•                                          Asset quality metrics continued to remain strong with a non-performing assets to total assets, excluding government guaranteed student loans, of 0.36% at December 31, 2017.  Our allowance for loan losses totaled $43.3 million, or 1.07% of total loans, as of December 31, 2017, compared to $43.3 million, or 1.08% of total loans, as of December 31, 2016.

•                                          During the year ended December 31, 2017, the Company purchased 703,800 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets increased to 15.33% at December 31, 2017, compared to 15.10% at December 31, 2016.  Tangible book value per share totaled $11.37 at December 31, 2017.

•                                          During the quarter, we announced the formation of Neumann Finance Corporation (“Neumann”), a new equipment leasing firm within Beneficial Bank, named after the Bank’s pioneering founder, John Neumann.  Neumann will focus on providing financing products and services to businesses nationwide and will be headed by industry veterans Daniel Dyer and George Pelose.

Gerard Cuddy, Beneficial’s President and CEO, stated “We expect that the passage of the Tax Reform Act will reduce our effective tax rate to approximately 21% in 2018.  We intend to invest some of the tax savings in our employee base, technology, our brand community investment and the startup of Neumann which we believe will help drive improved future performance.  Our financial results in 2017 were driven by growth in our balance sheet, continued favorable asset quality and management of our expense base.  Although we are seeing some growth in our commercial lending businesses, overall growth remains slow.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets increased $60.2 million, or 1.0%, to $5.80 billion at December 31, 2017, compared to $5.74 billion at December 31, 2016.  The increase in total assets was primarily due to an increase in cash and cash equivalents and loan growth, partially offset by a decline in investment securities.

Cash and cash equivalents increased $270.6 million to $557.6 million at December 31, 2017, from $287.0 million at December 31, 2016.  Over the past few years, we have been focused on reducing our investments and increasing our loan portfolio.  As growth slowed in the second half of 2017, investment maturities and repayments increased our cash levels.  The excess cash that we are holding will be used to fund future loan growth.

Investments decreased $204.5 million, or 19.0%, to $870.8 million at December 31, 2017, compared to $1.08 billion at December 31, 2016, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $23.6 million to $4.03 billion at December 31, 2017, from $4.01 billion at December 31, 2016.  The increase in loans was primarily due to organic growth in our commercial loan portfolio and residential real estate loan portfolio of $93.4 million (3.8% growth) and $49.1 million (5.5% growth), respectively, partially offset by decreases in our consumer loan portfolio due primarily to a decrease in indirect auto loans resulting from our planned run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

Deposits decreased $7.7 million, or 0.2%, to $4.15 billion at December 31, 2017, from $4.16 billion at December 31, 2016.  The decrease in deposits was primarily due to decreases in interest bearing checking and money market accounts, partially offset by increases in interest retail checking and non-interest bearing business checking accounts.

Borrowings increased $50.0 million to $540.4 million at December 31, 2017, and are being used as a low cost funding source to replace higher cost brokered CDs.

Consolidated stockholders’ equity increased $21.1 million, or 2.1%, to $1.03 billion at December 31, 2017, from $1.01 billion at December 31, 2016.  The increase in stockholders’ equity was primarily due to net income of $23.9 million as well as the issuance of 1,119,663 shares from the exercise of stock options resulting in an increase in additional paid in capital, partially offset by the declaration of cash dividends and stock repurchases during 2017.

Net Interest Income

For the quarter ended December 31, 2017, net interest income was $45.0 million, an increase of $5.1 million, or 12.7%, from the quarter ended December 31, 2016. The increase in net interest income was primarily due to an increase in average interest earning assets of $142.5 million with growth occurring in our higher yielding loan portfolio as well as prepayment income of $3.1 million.  The net interest margin totaled 3.28% for the quarter ended December 31, 2017 as compared to 3.00% for the same period in 2016.  During the quarter ended December 31, 2017, the net interest margin was benefited 23 basis points by loan prepayment income.  Also during the quarter ended December 31, 2017, the net interest margin was negatively impacted 15 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the quarter totaled $500.7 million, an increase of $252.8 million from $247.9 million during the quarter ended December 31, 2016.

For the year ended December 31, 2017, Beneficial reported net interest income of $169.9 million, an increase of $19.0 million, or 12.6%, from the year ended December 31, 2016. The increase in net interest income was primarily due to the acquisition of Conestoga during the second quarter of 2016 and organic loan growth, which resulted in higher interest earning assets of $411.1 million in 2017 compared to 2016 as well as prepayment income of $4.0 million.  Our net interest margin increased to 3.12% for the year ended December 31, 2017, from 3.00% for the same period in 2016. For the year ended December 31, 2017, the net interest margin was benefited 7 basis points by loan prepayment income.

Non-interest Income

For the quarter ended December 31, 2017, non-interest income totaled $7.2 million, a decrease of $1.0 million, or 12.6%, from the quarter ended December 31, 2016.  The decrease was primarily due to a $1.2 million gain recorded on limited partnership investments during the quarter ended December 31, 2016, partially offset by a $245 thousand gain on the sale of the guaranteed portion of SBA loans recorded during the quarter ended December 31, 2017.

For the year ended December 31, 2017, non-interest income totaled $28.8 million, an increase of $960 thousand, or 3.5%, from the year ended December 31, 2016.  The increase was primarily due to a $1.6 million net gain on the sale of $17.8 million of SBA loans recorded during the year ended December 31, 2017, a $765 thousand increase in interchange fees, and a $308 thousand increase in returned check charges, partially offset by a $1.8 million investment gain recorded during the year ended December 31, 2016 from the sale of stock that we held in a financial institution that was acquired.

Non-interest Expense

For the quarter ended December 31, 2017, non-interest expense totaled $35.4 million, a decrease of $99 thousand, or 0.3%, from the quarter ended December 31, 2016.  The decrease in non-interest expense was primarily due to a $486 thousand decrease in charges associated with a branch closure, a $288 thousand decrease in operational losses, and a $283 thousand decrease in loan, classified loan and OREO related expense, partially offset by an increase in salaries and employee benefits of $1.1 million due primarily due to increased costs associated with equity awards granted under the Company’s 2016 Omnibus Incentive Plan as well as annual merit increases, and incentives related to our special one thousand dollar bonus payments.

For the year ended December 31, 2017, non-interest expense totaled $138.8 million, a decrease of $327 thousand, or 0.2%, from the year ended December 31, 2016. The decrease in non-interest expense was primarily due to $8.8 million of merger and restructuring charges related to the acquisition of Conestoga and our April 2016 expense management reduction program recorded during the year ended December 31, 2016.  This decrease to non-interest expense was partially offset by an increase in salaries and employee benefits of $6.7 million and a $2.0 million increase in board fees due primarily to increased costs associated with equity awards granted under the Company’s 2016 Omnibus Incentive Plan.

Income Taxes

For the quarter ended December 31, 2017, we recorded a provision for income taxes of $19.1 million, reflecting an effective tax rate of 121.3%, compared to a provision for income taxes of $4.5 million, reflecting an effective tax rate of 37.2% for the quarter ended December 31, 2016.  The increase in income tax expense and the effective tax rate for the quarter ended December 31, 2017 compared to the same period a year ago is primarily due to the previously discussed $13.1 million of additional income tax expense recorded during the quarter ended December 31, 2017 related to the passage of H.R. 1, enacted on December 22, 2017, which lowered the federal corporate tax rate to 21% from 35%.  Exclusive of the impact of the passage of H.R. 1, we recorded a provision for income taxes of $5.9 million, reflecting an effective tax rate of 37.7%, during the quarter ended December 31, 2017.

For the year ended December 31, 2017, we recorded a provision for income taxes of $32.8 million, reflecting an effective tax rate of 57.8%, compared to a provision for income taxes of $13.6 million, reflecting an effective tax rate of 34.9%, for the year ended December 31, 2016.  Exclusive of the impact of the H.R. 1, we recorded a provision for income taxes of $19.7 million, reflecting an effective tax rate of 34.7%, during the year ended December 31, 2017.  As a result of the passage of H. R. 1, our corporate federal income tax rate in 2018 and future years will be reduced from 35% to 21%.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $8.4 million to $20.5 million at December 31, 2017, compared to $12.1 million at December 31, 2016.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, increased to 0.36% at December 31, 2017, compared to 0.22% at December 31, 2016.  The increase in non-accruing loans can primarily be attributed to the downgrade to doubtful and change to non-accrual of a shared national credit during the first quarter of 2017 with an outstanding balance of $8.0 million as of December 31, 2017.

As a result of loan growth and charge-offs, we recorded a $1.0 million and $3.1 million provision for loan losses during the quarter and year ended December 31, 2017, respectively.  We recorded a $485 thousand provision for loan losses during the quarter and year ended December 31, 2016.

Our allowance for loan losses totaled $43.3 million, or 1.07% of total loans, as of December 31, 2017, compared to $43.3 million, or 1.08% of total loans, as of December 31, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of December 31, 2017, Beneficial’s tangible capital to tangible assets totaled 15.33%. In addition, at December 31, 2017, we had the ability to borrow up to $2.1 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2017	9/30/2017	12/31/2016	Capitalized Ratio	12/31/2017

Tier 1 Leverage (to average assets)	16.18%	16.16%	16.15%	5.0%	$631,574
Common Equity Tier 1 Capital (to risk weighted assets)	22.11%	21.89%	21.45%	6.5%	627,306
Tier 1 Capital (to risk weighted assets)	22.74%	22.50%	22.06%	8.0%	592,465
Total Capital Ratio (to risk weighted assets)	23.82%	23.58%	23.14%	10.0%	555,552

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2017	9/30/2017	12/31/2016	Capitalized Ratio	12/31/2017

Tier 1 Leverage (to average assets)	14.46%	14.45%	14.76%	5.0%	$534,124
Common Equity Tier 1 Capital (to risk weighted assets)	20.34%	20.14%	20.17%	6.5%	555,505
Tier 1 Capital (to risk weighted assets)	20.34%	20.14%	20.17%	8.0%	495,284
Total Capital Ratio (to risk weighted assets)	21.42%	21.21%	21.25%	10.0%	458,381

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to profit from new or expanded business activities and successfully execute our business strategies. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2017	2017	2016
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$45,048	$46,027	$45,791
Interest-bearing deposits	512,567	430,989	241,255
Total cash and cash equivalents	557,615	477,016	287,046

Investment securities:
Available-for-sale	310,308	369,210	451,544
Held-to-maturity	537,302	558,659	602,529
Federal Home Loan Bank stock, at cost	23,210	23,210	21,231
Total investment securities	870,820	951,079	1,075,304

Loans and leases:	4,034,130	4,032,521	4,010,568
Allowance for loan and lease losses	(43,267)	(43,270)	(43,261)
Net loans and leases	3,990,863	3,989,251	3,967,307

Accrued interest receivable	17,512	16,883	16,635

Bank premises and equipment, net	70,573	71,745	75,444

Other assets:
Goodwill	169,002	169,002	169,125
Bank owned life insurance	80,172	79,976	80,664
Other intangibles	2,884	3,096	4,446
Other assets	39,387	59,571	62,622
Total other assets	291,445	311,645	316,857
Total assets	$5,798,828	$5,817,619	$5,738,593

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$563,185	$527,545	$518,294
Interest bearing deposits	3,587,308	3,643,373	3,639,894
Total deposits	4,150,493	4,170,918	4,158,188
Borrowed funds	540,439	540,436	490,423
Other liabilities	73,006	67,927	76,226
Total liabilities	4,763,938	4,779,281	4,724,837
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—
Common stock — $.01 par value	845	844	834
Additional paid-in capital	799,658	794,253	772,925
Unearned common stock held by employee stock ownership plan	(27,078)	(27,695)	(29,546)
Retained earnings	405,497	413,210	399,620
Accumulated other comprehensive loss, net	(26,127)	(23,777)	(25,833)
Treasury stock, at cost	(118,497)	(118,497)	(104,244)
Total Beneficial Bancorp, Inc. stockholders’ equity	1,034,298	1,038,338	1,013,756
Noncontrolling interest	592	—	—
Total stockholders’ equity	1,034,890	1,038,338	1,013,756
Total liabilities and stockholders’ equity	$5,798,828	$5,817,619	$5,738,593

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans and leases	$45,736	$42,969	$40,312	$172,404	$147,690
Interest on overnight investments	1,664	1,239	346	4,330	935
Interest and dividends on investment securities:
Taxable	5,067	5,220	5,578	21,058	24,002
Tax-exempt	18	18	191	76	1,166
Total interest income	52,485	49,446	46,427	197,868	173,793

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	599	625	608	2,442	2,218
Money market and savings deposits	1,513	1,516	1,469	5,981	5,751
Time deposits	2,681	2,519	2,212	9,698	7,722
Total	4,793	4,660	4,289	18,121	15,691
Interest on borrowed funds	2,740	2,400	2,245	9,879	7,185
Total interest expense	7,533	7,060	6,534	28,000	22,876
Net interest income	44,952	42,386	39,893	169,868	150,917
Provision for loan losses	1,018	750	485	3,118	485
Net interest income after provision for loan losses	43,934	41,636	39,408	166,750	150,432

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,607	1,798	1,524	7,124	6,719
Service charges and other income	5,200	4,891	6,034	19,543	18,421
Mortgage banking and SBA income	358	424	641	2,105	854
Net (loss) gain on sale of investment securities	—	(1)	(3)	(7)	1,811
Total non-interest income	7,165	7,112	8,196	28,765	27,805

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,555	18,285	18,478	75,225	68,515
Occupancy expense	2,590	2,474	2,553	10,336	9,786
Depreciation, amortization and maintenance	2,324	2,368	2,478	9,507	9,942
Marketing expense	1,525	1,018	1,571	4,684	4,404
Intangible amortization expense	213	212	578	1,563	2,190
FDIC insurance	431	441	208	1,744	2,055
Merger and restructuring charges	—	—	—	—	8,765
Professional fees	1,370	1,026	1,560	4,606	5,342
Classified loan and other real estate owned related expense	188	420	326	1,136	1,103
Other	7,182	7,594	7,725	29,996	27,022
Total non-interest expense	35,378	33,838	35,477	138,797	139,124

Income before income taxes	15,721	14,910	12,127	56,718	39,113
Income tax expense	19,065	5,482	4,507	32,794	13,644

CONSOLIDATED NET INCOME	$(3,344)	$9,428	$7,620	$23,924	$25,469
Net Income attributable to noncontrolling interest	(8)	—	—	(8)	—
NET INCOME ATTRIBUTABLE TO BENEFICIAL BANCORP, INC.	$(3,336)	$9,428	$7,620	$23,932	$25,469

EARNINGS PER SHARE — Basic	$(0.05)	$0.13	$0.10	$0.33	$0.34
EARNINGS PER SHARE — Diluted	$(0.05)	$0.13	$0.10	$0.32	$0.34

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$0.06	$0.24	$0.12

Average common shares outstanding — Basic	70,831,659	70,781,924	69,693,775	70,574,037	71,902,158
Average common shares outstanding — Diluted	70,831,659	71,294,232	70,559,186	71,301,286	72,632,437

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	Quarter Ended				Year Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,419,309	1.89%	$1,354,169	1.81%	$1,359,777	1.87%	$1,385,843	1.88%
Overnight investments	500,691	1.30%	247,937	0.56%	373,859	1.14%	177,493	0.53%
Stock	23,210	4.66%	20,448	4.61%	23,046	4.66%	15,515	4.56%
Other investment securities	895,408	2.15%	1,085,784	2.04%	962,872	2.08%	1,192,835	2.05%

Loans and leases:	4,003,152	4.52%	3,925,797	4.07%	4,050,177	4.23%	3,612,976	4.06%
Residential	936,031	3.92%	862,152	3.97%	911,922	3.93%	803,490	4.05%
Commercial real estate	1,665,059	4.78%	1,528,946	3.95%	1,664,726	4.26%	1,400,986	3.93%
Business and small business	837,988	4.63%	868,435	4.24%	861,799	4.43%	756,525	4.18%
Personal	564,074	4.57%	666,264	4.22%	611,730	4.32%	651,975	4.22%

Total interest earning assets	$5,422,461	3.83%	$5,279,966	3.49%	$5,409,954	3.64%	$4,998,819	3.46%

Deposits:	$3,632,094	0.52%	$3,623,434	0.47%	$3,647,278	0.50%	$3,457,095	0.45%
Savings	1,291,485	0.34%	1,256,693	0.34%	1,297,543	0.34%	1,227,188	0.34%
Money market	434,947	0.37%	447,094	0.35%	441,528	0.35%	452,515	0.35%
Demand	902,421	0.24%	902,731	0.24%	914,404	0.24%	851,847	0.24%
Demand - municipals	125,699	0.18%	130,187	0.18%	122,636	0.19%	129,164	0.16%
Total core deposits	2,754,552	0.30%	2,736,705	0.30%	2,776,111	0.30%	2,660,714	0.30%

Time deposits	877,542	1.21%	886,729	0.99%	871,167	1.11%	796,381	0.97%

Borrowings	540,474	1.98%	470,856	1.87%	536,222	1.82%	348,919	2.06%

Total interest bearing liabilities	$4,172,568	0.72%	$4,094,290	0.63%	$4,183,500	0.67%	$3,806,014	0.60%

Non-interest bearing deposits	534,075		508,516		525,209		478,694

Net interest margin		3.28%		3.00%		3.12%		3.00%

ASSET QUALITY INDICATORS (unaudited)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2017	2017	2016

Non-performing assets:
Non-accruing loans	$20,521	$20,788	$12,069
Accruing loans past due 90 days or more	14,152	14,912	14,843
Total non-performing loans	34,673	35,700	26,912

Real estate owned	189	124	821

Total non-performing assets	$34,862	$35,824	$27,733

Non-performing loans to total loans and leases	0.86%	0.89%	0.67%
Non-performing assets to total assets	0.60%	0.62%	0.48%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.36%	0.36%	0.22%
ALLL to total loans and leases	1.07%	1.07%	1.08%
ALLL to non-performing loans	124.79%	121.20%	160.75%
ALLL to non-performing loans, excluding government guaranteed student loans	210.84%	208.15%	358.45%

Key performance ratios (annualized) are as follows for the quarter and year ended (unaudited):

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
PERFORMANCE RATIOS: (annualized)
Return on average assets	(0.25)%	0.64%	0.53%	0.41%	0.47%
Return on average assets (excluding tax reform act impact)	0.65%	0.64%	0.53%	0.63%	0.47%
Return on average equity	(1.38)%	3.61%	2.97%	2.29%	2.45%
Return on average equity (excluding tax reform act impact)	3.63%	3.61%	2.97%	3.57%	2.45%
Net interest margin	3.28%	3.09%	3.00%	3.12%	3.00%
Net charge-off ratio	0.10%	0.08%	0.17%	0.08%	0.08%
Efficiency ratio	68.20%	68.37%	73.77%	69.93%	77.84%
Efficiency ratio (excluding merger & restructuring charges)	69.93%	68.37%	73.77%	69.93%	72.94%
Tangible common equity	15.33%	15.34%	15.10%	15.33%	15.10%
Tangible common equity (excluding tax reform act impact)	15.53%	15.34%	15.10%	15.53%	15.10%